Exhibit 23

[HORNE LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2013 and in the Registration Statements on Form S-8 (Nos. 333-89680 and 333-190500) of Citizens Holding Company of our reports dated March 7, 2014 related to our audit of the consolidated financial statements and internal control over financial reporting which appear in the 2013 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2013.

/s/ HORNE LLP

Ridgeland, Mississippi

March 7, 2014